Exhibit 14.1

MATCH GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS (November 2015)

Introduction

This Code of Business Conduct and Ethics (“Code of Ethics” or “Code”) reflects the commitment of Match Group, Inc. (“Match Group” and, together with its businesses, the “Company”) to conduct its business affairs in accordance with not only the requirements of law, but also standards of ethical conduct that will maintain and foster the Company’s reputation for honest and straightforward business dealings. The standards in this Code may be further explained or implemented through policy memoranda, including those relating to specific areas of our business. If a law conflicts with a policy in this Code, you must comply with the law. This Code and related memoranda and manuals are available from the Human Resources and Legal Departments of Match Group and each Match Group business.

This Code of Ethics applies to all Match Group directors, officer and employees, as well as to directors, officers and employees of each subsidiary of Match Group. Such directors, officers and employees are collectively hereinafter referred to as “covered persons”.

You are strongly encouraged to consult with supervisory personnel or the Legal Department of your business or Match Group if you have any questions concerning the requirements or interpretation of this Code of Ethics.

Those who violate the standards in this Code may be subject to disciplinary action. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code, please follow the guidelines described in Sections 9 and 10 of this Code.

1.                     Honest, Lawful and Ethical Conduct

The conduct of covered persons in performing their duties on behalf of the Company must in all situations, as to all matters and at all times, be honest, lawful and in accordance with high ethical and professional standards.

The requirement of honest, lawful, and ethical conduct is broad and therefore must be stated in general terms. As such, this Code does not cover every issue that may arise, but instead sets out basic principles to guide all covered persons.

2.                     Conflicts of Interest

Conflicts of interest may impair or interfere with a covered person’s performance of his or her duties to the Company or his or her ability to act in the Company’s best interests. A “conflict of interest” exists when a covered person’s personal or private interest improperly interferes with, or is adverse (or appears to be adverse) to, the interests of the Company. A conflict situation can arise when a covered person takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest often arise directly, but may also arise when a covered person receives improper personal benefits as a result of his or her position in the Company.

While it is impossible to foresee every potential conflict that could arise, examples of conflicts could include affiliations or investments in competitors, customers, suppliers, or others who do business with Match Group. All covered persons must be sensitive to potential conflicts and avoid them where possible. The Company respects the privacy of its directors, officers and employees and their right to engage in outside activities (which expressly include, in the case of directors, serving as an executive officer, employee or director of, and/or maintaining a significant direct or indirect beneficial ownership interest in, another entity) that do not conflict with the interests of, do not interfere with the performance of their duties on behalf of, and do not reflect poorly on the Company. The Company nonetheless has the right and obligation to determine whether conflicts of interest exist and to take appropriate action to address them.

Before engaging in any material transaction or relationship (including the acceptance of an executive officer or director position with another entity or the making of a significant direct or indirect investment in another entity) that reasonably could give rise to an actual or apparent conflict of interest, each covered person must provide full and fair disclosure of all relevant facts and circumstances to, in the case of a Match Group Board member or executive officer, the Match Group General Counsel or, in the case of any other covered person, his or her business Legal Department or the Match Group Legal Department, as applicable. Whenever a general counsel of a Match Group business learns of a potential conflict of interest transaction or relationship relating to his or her business or employees that appears to be material, he or she shall immediately inform the Match Group Legal Department to help determine the appropriate course of action. After evaluating the reported transaction or relationship, Match Group will determine the appropriate protective measures, if any, which measures may include prohibiting such transaction or relationship.

In most cases, anything that would constitute a conflict for a covered person also would present a conflict if it is related to a member of his or her family. In particular, if a covered person’s spouse or other close family member works for a firm that does business with or competes against the Company, your business Legal Department should be advised of the situation in writing.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with senior management or your Legal Department. In addition, for Match Group directors only, the provisions of the Section 2 are subject to the Article XIII of Match Group’s Amended and Restated Certificate of Incorporation.

3.                      Corporate Opportunity

Covered persons are prohibited from taking advantage, for themselves or other companies with which they are affiliated, of any opportunity that is in any of Match Group’s lines of business or in which Match Group has an interest or expectancy. If any covered person has a question as to whether a given opportunity is covered by the foregoing sentence, he or she is advised to consult with Match Group’s General Counsel in advance of pursuing it. Notwithstanding any of the foregoing, in no event shall any director of Match Group be deemed to have violated the terms of this provision if a specific opportunity came to his or her attention through any means not connected with his or her service to Match Group.

In addition, covered persons may not use corporate property or information or their positions with Match Group for improper personal gain. Lastly, for Match Group directors only, the provisions of the Section 3 are subject to the Article XIII of Match Group’s Amended and Restated Certificate of Incorporation.

4.                      Compliance with Laws, Rules and Regulations

Complying with the law is the foundation on which Match Group’s ethical standards are built. It is Match Group’s policy to be a good “corporate citizen”. All covered persons must comply with applicable governmental laws, rules and regulations. Reasons such as “everyone does it” are unacceptable excuses for violating this requirement of this Code.

Although not all covered persons are expected to know the details of these laws, it is important to know enough to determine when to seek advice from your supervisors, managers, your Legal Department or other appropriate personnel. Any suspected or actual violation of any applicable law, rule or regulation should be reported immediately to your immediate supervisor or your Legal Department.

5.                      Insider Trading

Covered persons who, as a result of their employment at or other association with the Company, are in possession of material, non-public information about any publicly traded corporation, including Match Group, may not engage in transactions in the securities of such corporations and should not share such information with anyone who might engage in such transactions. To do so is not only unethical, but also illegal, and could expose you to civil and criminal penalties.

Please read and familiarize yourself with the “Match Group Securities Trading Policy”, which can be obtained from your Human Resources or Legal Department. If you should have further questions in this area, please consult the Match Group Legal Department.

6.                      Disclosure, Financial Reporting, and Accounting

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in all reports and documents filed with or submitted to the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Company. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and brought to the attention of Match Group’s Controller.

Any covered person who learns of any material information affecting or potentially affecting the accuracy or adequacy of the disclosures made by the Company in its SEC filings or other public statements shall bring the matter promptly to the attention of a member of the Match Group Disclosure Committee. The Disclosure Committee consists of the General Counsel of Match Group, the Chief Financial Officer of Match Group and such other employees of Match Group as may be designated from time to time.

Senior management, including the senior financial officers, of Match Group’s businesses shall report their respective financial results to senior management of Match Group in a way that enables Match Group to fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States, applied on a consistent basis.

Any covered person who learns of any information concerning: (i) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data accurately, or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls, shall bring the matter promptly to the attention of a member of the Disclosure Committee.

Upon receipt of any such information, the Disclosure Committee shall investigate the matter, consult with senior management as warranted, confer with the Audit Committee if appropriate, and ensure that any necessary corrective action is taken.

7.                      Confidentiality

Covered persons must maintain the confidentiality of confidential information entrusted to them by the Company and/or IAC and their respective customers or suppliers, except when disclosure is authorized by your Legal Department, required by laws or regulations or ordinary and necessary in the course of carrying out your responsibilities as an employee, officer or director of the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or service ends.

8.                      Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors of Match Group may be made only by the Match Group Board of Directors or a properly authorized Match Group Board committee and will be promptly disclosed to shareholders along with reasons for such waiver as required by law or Nasdaq regulation.

9.                      Compliance Procedures

We must all work to ensure prompt and consistent action in response to violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

Ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

10.                   Enforcement

The Company is committed to full, prompt, and fair enforcement of the provisions of this Code of Ethics.

Reporting Violations. Any covered person who learns of information indicating that a violation of this Code of Ethics has been or is about to be committed shall immediately report the facts to the general counsel of your Match Group business (or his or her designee), if applicable, or otherwise to the Match Group Legal Department.

The failure to report a violation of this Code of Ethics may itself be a violation of this Code.

Whenever a general counsel of a Match Group business learns of a reported violation of this Code of Ethics that involves a violation of law (including any violation of the securities laws) or otherwise appears to be particularly serious, he or she shall immediately inform Match Group’s General Counsel.

Protection for Reporting Violations. It is prohibited, and is a violation of this Code of Ethics, for anyone associated with the Company to retaliate in any way against anyone who has reported to the Company in good faith information indicating that a violation of this Code may have occurred or may be about to occur.

Prohibited forms of retaliation include adverse employment actions (such as termination, suspension and demotion), the creation of a hostile work environment, and any other type of reprisal for the good-faith reporting of a possible violation of this Code of Ethics.

Investigating Reports of Violations. Upon receipt of a report of a possible violation of this Code of Ethics, the Match Group Legal Department or Match Group business Legal Department, as the case may be, shall promptly initiate an investigation to gather the relevant facts.

All lawful and appropriate investigative means and methods may be utilized in the conduct of the investigation.

All covered persons shall cooperate in the investigation when called upon to do so. A failure to cooperate may itself constitute a violation of this Code.

The Match Group Legal Department shall be kept apprised of the progress and informed of the results of investigations performed by general counsels of Match Group businesses. In conducting and monitoring investigations, the Match Group Legal Department shall consult and coordinate as appropriate with senior management, the Internal Audit Department, the Human Resources Department and the Audit Committee, and shall seek to ensure that the provisions of this Code of Ethics are applied and enforced consistently across the population of covered persons and across Match Group businesses.

Sanctions for Violations. Appropriate disciplinary action shall be determined upon completion of the investigation, if the Match Group General Counsel or the general counsel of the Match Group business, as the case may be, concludes that a violation of this Code of Ethics has been committed and disciplinary action is warranted. Any violation of this Code may result in serious sanctions by the Company, which may include dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion or other sanctions.

Any disciplinary action to be taken against a covered person shall be subject to the approval of senior management (or, in the case of directors, the Audit Committee), and shall be carried out by the Human Resources Department of the applicable business or Match Group.